EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
AND
STATEMENT OF RESOLUTION ESTABLISHING
SERIES OF PREFERRED STOCK
OF
MULTIMEDIA GAMES, INC.

Pursuant to the provisions of Subchapter B of the Texas Business Organization Code (the “TBOC”), Multimedia Games, Inc. (the “Corporation”) hereby adopts this Certificate of Amendment (this “Certificate of Amendment”) to its Amended and Restated Articles of Incorporation, as filed with the Secretary of State on August 30, 1991, and as restated on May 13, 1997 and as amended on February 6, 2004 (the “Articles of Incorporation”) and its Statement of Resolutions Establishing Series of Shares of Preferred Stock, as filed with the Secretary of State on October 16, 1998 (the “Statement of Resolution”).

ARTICLE I

The name of the corporation is Multimedia Games, Inc., a for-profit corporation.

ARTICLE II

This Certificate of Amendment hereby amends the Articles of Incorporation by amending and restating ARTICLE ONE to read in its entirety as follows:

The name of the corporation shall be “Multimedia Games Holding Company, Inc.”

ARTICLE III

This Certificate of Amendment hereby amends the Articles of Incorporation by amending and restating the first paragraph of ARTICLE FOUR, Section C, Paragraph 2 to read in its entirety as follows:

2.           Dividends.  Dividends as provided herein shall be subject to ARTICLE ELEVEN:

ARTICLE IV

This Certificate of Amendment hereby amends the Articles of Incorporation by amending and restating the first paragraph of ARTICLE FOUR, Section C, Paragraph 3 to read in its entirety as follows:

3.           Voting Rights.  Subject to ARTICLE ELEVEN, the holders of shares of Series A Preferred Stock shall have the following voting rights:

ARTICLE V

This Certificate of Amendment hereby amends the Articles of Incorporation by amending and restating the first paragraph of ARTICLE FOUR, Section C, Paragraph 4 to read in its entirety as follows:

4.           Conversion.  Conversion as provided herein shall be subject to ARTICLE ELEVEN.

ARTICLE VI

This Certificate of Amendment hereby amends the Articles of Incorporation by amending and restating the first paragraph of ARTICLE FOUR, Section C, Paragraph 6 to read in its entirety as follows:

6.           Reaquired Shares.  Subject to ARTICLE ELEVEN, any shares of the Series A Preferred Stock purchased or otherwise acquired by this Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued as shares of Preferred Stock and may be reissued as Series A Preferred Stock or as a part of a new series of Preferred Stock subject to the conditions and restrictions of issuance set forth herein, in the Articles of Incorporation or as otherwise required by law.

ARTICLE VII

This Certificate of Amendment hereby amends the Articles of Incorporation by amending and restating the first paragraph of ARTICLE FOUR, Section C, Paragraph 8 to read in its entirety as follows:

8.           Optional Redemption.  Subject to ARTICLE ELEVEN, each share of Series A Preferred Stock shall, out of funds legally available for that purpose, be subject to redemption, at the election of the Corporation, on any date (the "Redemption Date") subsequent to issuance, at a redemption price of $10, plus an amount equal to all accrued and unpaid dividends on such share, whether or not declared or earned, to the Redemption Date.  Notice of each redemption shall be mailed at least 30 days prior to the Redemption Date with respect thereto, shall state that the Series A Preferred Stock, or part thereof, shall be redeemed, and the date, place and purchase price of such redemption, upon surrender of the certificates representing shares of Series A Preferred Stock, and shall be given to the holders of record of the shares of Series A Preferred Stock to be redeemed, by first class mail, postage prepaid, at such holder's address of record.  In the event that the Corporation at any particular time proposes to redeem fewer than all of the then outstanding shares of Series A Preferred Stock, the shares of Series A Preferred Stock to be redeemed shall be selected to such manner that the number of shares of Series A Preferred Stock (to the nearest full share) to be redeemed from each holder of record of Series A Preferred Stock shall bear the same proportional relationship to all shares of Series A Preferred Stock held by such holder is the aggregate number of shares to be redeemed bears to all the shares of Series A Preferred Stock then outstanding.  On the Redemption Date, all dividends on the shares to be redeemed shall cease to accrue, all rights with respect to such shares so to be redeemed shall forthwith on such date cease and determine (except only the right of the holder to receive the redemption price therefor, but without any interest) and such shares so called for redemption shall no longer be deemed outstanding.  On or before each Redemption Date, the respective holders of record of shares to be redeemed shall deliver to the Corporation the certificates for the shares to be redeemed.

ARTICLE VIII

The following ARTICLE ELEVEN is added to the Amended and Restated Articles of Incorporation of the Corporation:

ARTICLE ELEVEN

COMPLIANCE WITH GAMING LAWS

A.      REDEMPTION.

1.           Redemption of Shares of an Unsuitable Person.  At the option of the Corporation, any or all shares of any class or series of stock of the Corporation (“Shares”) owned by an Unsuitable Person may be redeemed by the Corporation for the Redemption Price out of funds lawfully available on the Redemption Date. Shares redeemable pursuant to this ARTICLE ELEVEN, Section A.1. shall be redeemable at any time and from time to time pursuant to the terms hereof.

2.           Partial Redemption. In the case of a redemption of only some of the shares owned by a shareholder, the Board of Directors shall select the Shares to be redeemed, by lot or in any other manner determined in good faith by the Board of Directors.

3.           Article Eleven Redemption Notice. In the case of a redemption pursuant to Section A.1. of this ARTICLE ELEVEN, the Corporation shall send a written notice to the holder of the Shares called for redemption (the “Article Eleven Redemption Notice”), which shall set forth: (a) the Redemption Date, (b) the number of Shares to be redeemed on the Redemption Date, (c) the Redemption Price and the manner of payment therefor, (d) the place where any certificates for such Shares shall be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, and (e) any other requirements of surrender of the certificates (if any) representing the Shares to be redeemed.

4.           Method of Payment of Redemption Price. The Redemption Price may be paid in cash, by promissory note, or both, as required by any Gaming Authority and, if not so required, as the Corporation elects. If any portion of the Redemption Price is to be paid pursuant to a promissory note: (a) such note will have a face amount equal to the portion of the Redemption Price for which the note is given (i.e., if the Redemption Price is $1,000, and cash of $250 is paid, the note shall have a face amount of $750), and (b) unless the Corporation agrees to different terms, the note will (i) be unsecured, (ii) have a term of five years, (iii) bear interest, compounded annually, at the prime rate of interest as published in the Wall Street Journal on the Redemption Date, provided that if the Wall Street Journal ceases to publish the prime rate, the Corporation will reasonably determine a substitute method for determining the prime rate, and (iv) have such other terms as are determined to be customary and appropriate by the board, in its sole discretion, after consultation with a nationally recognized investment bank.

B.      RIGHTS OF HOLDERS OF SHARES. On and after the date of an Article Eleven Redemption Notice, any Unsuitable Person owning Shares called for redemption shall cease to have any voting rights with respect to such Shares and, on and after the Redemption Date specified therein, such holder shall cease to have any rights whatsoever with respect to such Shares other than the right to receive the Redemption Price, without interest, on the Redemption Date; provided, however, that if any such Shares come to be owned solely by persons other than Unsuitable Persons, such persons may exercise voting rights of such Shares, and the Corporation may determine, in its discretion, not to redeem such Shares.

C.      NOTICES. All notices given by the corporation to holders of shares pursuant to this ARTICLE ELEVEN, including the Article Eleven Redemption Notice, shall be in writing and shall be deemed given when delivered by personal service, overnight courier or first-class mail, postage prepaid, to the holder’s address as shown on the Corporation’s books and records.

D.      NON-EXCLUSIVITY OF RIGHTS. The Corporation’s right to redeem shares pursuant to this ARTICLE ELEVEN shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, any provision of this Articles of Incorporation or the Bylaws of the Corporation or otherwise with respect to the acquisition by the Corporation of shares or any restrictions on holders thereof.

E.      SEVERABILITY. In the event that any provision (or portion of a provision) of this ARTICLE ELEVEN or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this ARTICLE ELEVEN (including the remainder of such provision, as applicable) will continue in full force and effect.

F.      DEFINITIONS. For purposes of this ARTICLE ELEVEN, the following terms shall have the meanings specified below:

1.           “Fair Market Value” shall equal: (a) the average closing sales price per share of the Shares to be redeemed during the thirty (30) Trading Day period immediately preceding the date of the Article Eleven Redemption Notice on the primary national securities exchange or national quotation system on which such Shares are listed or quoted, (b) in the event such Shares are not traded or quoted on a national securities exchange or national quotation system, the average of the means between the representative bid and asked prices as quoted by Pink OTC Markets Inc. or another generally recognized quotation reporting system during the thirty (30) Trading Day period immediately preceding the date of the Article Eleven Redemption Notice, or (c) if no such quotations are available, the fair market value per share of such Shares as determined in good faith by the Corporation’s Board of Directors.

2.           “Gaming” shall mean the conduct of any gaming or gaming-related activities, including, without limitation, the use, manufacture, sale or distribution of gaming devices, and any related and associated equipment and services, and the provision of any type of services or equipment pursuant to a contract, agreement, relationship or otherwise with any holder or beneficiary of a Gaming License.

3.           “Gaming Authority” shall mean any international, foreign, federal, state, local, tribal and other regulatory and licensing body or agency with authority over Gaming.

4.            “Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers and entitlements issued by a Gaming Authority required for, or relating to, the conduct of Gaming.

5.           “ownership” (and derivatives thereof) shall mean (a) ownership of record, and (b) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934.

6.           “person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

7.           “Redemption Date” shall mean the date on which Shares shall be redeemed by the Corporation pursuant to Section A.1. of this ARTICLE ELEVEN. The Redemption Date shall be not less than sixty (60) Trading Days following the date of the Article Eleven Redemption Notice unless a Gaming Authority requires that the Shares be redeemed as of an earlier date, in which case, the Redemption Date shall be such earlier date and the Article Eleven Redemption Notice shall be sent on the first day following the day the Corporation becomes apprised of such earlier Redemption Date.

8.           “Redemption Price” shall mean the price per Share to be paid by the Corporation on the Redemption Date for the redemption of Shares pursuant to Section A.1. of this ARTICLE ELEVEN and shall be equal to the Fair Market Value of a Share, unless otherwise required by any Gaming Authority.

9.           “Trading Day” means a day on which the Shares (a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business on such day, and (b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Shares.

10.           “Unsuitable Person” shall mean any person whose ownership of Shares or whose failure to make application to seek licensure from or otherwise comply with the requirements of a Gaming Authority will result in the Corporation losing a Gaming License, or the Corporation being unable to reinstate a prior Gaming License, or the Corporation being unable to obtain a new Gaming License, as determined by the Corporation’s Board of Directors, in its sole discretion, after consultation with counsel.

ARTICLE IX

This Certificate of Amendment hereby amends the Statement of Resolution by amending and restating Section B.2 to read in its entirety as follows:

2.           Dividends and Distributions.

(a)           Subject to ARTICLE ELEVEN and the rights of the holders of any shares of any Series of Preferred Stock ranking prior to the Series B Preferred with respect to dividends, the holders of shares of Series B Preferred, in preference to the holders of Common Stock, par value $ .01 per share (the “Common Stock”) of the Company, and of any other junior stock, will be entitled  to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share.: or fraction of a share of Series B Preferred (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to fee greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, one hundred times the aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred.  In the event that the Company at any time (i) declares a dividend on the outstanding, shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its-capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series B Preferred are then issued or outstanding, the amount to which holder of shares of Series B Preferred would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying: such amount by a fraction, the numerator of which is the number of shares of Common Stock, outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           Subject to ARTICLE ELEVEN, the Company will declare a dividend on the Series B Preferred, as provided in the immediately preceding paragraph immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common Stock).  Each such dividend on the Series B Preferred will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.

(c)           Subject to ARTICLE ELEVEN, dividends will accrue on outstanding shares of Series B Preferred from the Dividend.  Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the fist issuance of a share of Series B Preferred or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue from such Dividend Payment Date.  Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest.  Dividends paid on the shares of Series B Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board may fix a record date for the determination of holders of shares; of Series B Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.

ARTICLE X

This Certificate of Amendment hereby amends the Statement of Resolution by amending and restating Section B.3(a) and (b) to read in its entirety as follows:

3.           Voting Rights.  The holders of shares of Series B Preferred will have the following voting rights:

(a)           Subject to ARTICLE ELEVEN and the provision for adjustment hereinafter set forth, each share of Series B Preferred will entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the Company.  In the event the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines, the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with: a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and.  regardless of whether any shares of Series B Preferred are then issued or outstanding, the number of votes per share to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           Except as otherwise provided in ARTICLE ELEVEN and herein, any other resolution of the Board creating a Series of Preferred Stock or any similar stock, or by law, the holders of shares of .Series B Preferred and the holders of shares of Common Stock: and any other capital stock of the Company having general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the Company.

ARTICLE XI

This Certificate of Amendment hereby amends the Statement of Resolution by amending and restating the first sentence of Section B.4(a) to read in its entirety as follows:

(a)           Subject to ARTICLE ELEVEN, whenever dividends or other dividends or distributions payable on the Series B Preferred are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding have been paid in full, the Company will not:

ARTICLE XII

This Certificate of Amendment hereby amends the Statement of Resolution by amending and restating Section B.5 to read in its entirety as follows:

5.           Reacquired Shares.  Subject to ARTICLE ELEVEN, any shares of Series B Preferred purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof, All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation of the Company, or in any other resolution of the Board creating a series of Preferred Stock or any similar stock or as otherwise required by law.

ARTICLE XIII

The date of the adoption of these Articles of Amendment and the amendments contemplated hereby by the shareholders of the corporation is March 22, 2011.

ARTICLE XIV

These Articles of Amendment and the amendment contemplated hereby have been approved in the manner required by the TBOC and by the governing documents of the corporation.

ARTICLE XV

These Articles of Amendment will become effective when filed by the Texas Secretary of State.

IN WITNESS WHEREOF, the undersigned has signed this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument on March 28, 2011.

/s/ Patrick J. Ramsey
Patrick J. Ramsey, President and Chief Executive Officer

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